Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS ON STATUS OF TECO TRANSPORT FACILITIES

FOLLOWING HURRICANE KATRINA

Tampa, Florida –September 1, 2005– TECO Energy, Inc. (NYSE: TE) reported today on the status of TECO Transport’s operations following Hurricane Katrina, particularly the TECO Bulk Terminal facility, which is located in Davant, Louisiana, south of New Orleans. The terminal, which was evacuated prior to the storm’s arrival, and the area surrounding the terminal remain flooded and without power following the passage of the hurricane. There was no damage to the ocean-going fleet and manageable impacts to the river fleet. Damage assessment is continuing, and initial inspections reveal that one of the two cranes utilized to unload in-bound ocean-going vessels was damaged during the storm. All floating cranes and water-borne equipment were safely evacuated prior to the storm and will be returning to the terminal when it is safe to do so.

TECO Energy Chief Operating Officer John Ramil said, “We are extremely grateful that all of our team members on a handful of vessels that were located near the terminal came through the hurricane safely. They did a terrific job. A storm of this magnitude has impacted the entire shipping industry between New Orleans and the mouth of the Mississippi River, and we are making every effort to restore operations as rapidly as we can. We are continuing to evaluate the status of the equipment and are making arrangements to have the necessary resources on site to return our facility to service as soon as it is safe to do so. We are also in the process of determining the impact of the storm on our team members who live in the area.”

“We expect initially that we will be operating the terminal on a limited basis with floating equipment. We expect to resume shipments of coal to Tampa Electric, although more slowly than normal for the next several weeks, through either our facility or other facilities as soon as conditions permit. With good work by all our team preparing for the storm, Tampa Electric currently has a 30-day supply of coal on the ground at the power stations in Tampa so it is in good shape. Additionally, we will be working with other terminal customers to attempt to mitigate the effects of the shut down on their cargoes moving through the terminal,” added Ramil.

“TECO Transport delivered significantly improved financial results for the first six months of this year, but any disruption of operations of this magnitude will impact our financial results for at least the third quarter. It is too early to estimate what the final restoration costs will be and what the total financial impact of this storm will be,” Ramil continued.

River barge traffic is moving on the Mississippi River, with some local operating restrictions in the New Orleans area. The mouth of the Mississippi River at Southwest Pass is currently closed to commercial traffic and is expected to remain closed for several days. Prior to reopening Southwest Pass, the U.S. Coast Guard and the Army Corps of Engineers must inspect and verify all of the aids to navigation and safe operating conditions in the area. As expected, these agencies are currently focused on safety of life and search and rescue operations and have not yet started the process of reopening the river to ocean-going vessels.

Except for the manageable impact on the river fleet and the inability to utilize the terminal, TECO Barge Line is operating normally. The ocean-going subsidiary, TECO Ocean Shipping, is operating normally in all markets except those dependent upon access to the Mississippi River.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release may be deemed to contain forward looking statements relating to the impact of Hurricane Katrina, which are subject to the inherent uncertainties in forecasting the impact of such an event. Actual results may differ materially from those forecasted. Important factors that could impact actual results include the time needed for affected team members to safely return to work; the duration of the flooding conditions at the terminal and in the surrounding areas; the ultimate cost of the restoration efforts; the availability of the necessary outside resources to restore power to the terminal and otherwise return the terminal to full operations; the duration of electric service outages or other delays due to conditions at other facilities that TECO Transport’s vessels may use in the Port of New Orleans and the duration of the closing of the mouth of the Mississippi River at Southwest Pass to ocean-going vessels.

CONTACT:	News Media: Laura Plumb	(813) 228-1572
	Investor Relations: Mark Kane	(813) 228-1772
Internet: www.tecoenergy.com

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